(d)(1)(C)(iii)

AMENDED SCHEDULE A
with respect to the
MANAGEMENT AGREEMENT
between
ING INVESTORS TRUST
and
ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
ING Clarion Global Real Estate Portfolio		0.80% on first $250 million 0.775% on next $250 million 0.70% of assets in excess of $500 million
ING Goldman Sachs Commodity Strategy Portfolio	January 1, 2013	0.70% on the first $1 billion; and 0.65% on assets over $1 billion
ING Oppenheimer Active Allocation Portfolio	November 17, 2008	0.25% on all assets